UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM  8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  July 17, 2007

World Energy Solutions, Inc.

(Exact name of Small Business Issuer in Its Charter)

Florida

(State or Other Jurisdiction of Incorporation)

000-25097

65-078-3722

(Commission File Number)

(IRS Employer Identification No.)

3900A 31st Street N., St. Petersburg, Florida

33714

(Address of Principal Executive Offices)

(Zip Code)

(727) 525-5552

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__]

Written communications pursuant to Rule 425 under the Securities Act

(17 CFR 230.425)

[__]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

(17 CFR 240.14a-12)

[__]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]

Pre-commencement to medications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Section 8 – Other Events

Item 8.01 Other Events.

Effective 11:30 AM, July 17, 2007, World Energy Solutions, Inc. (“WEGY” or the “Company”) terminated its stock transfer agent, Island Stock Transfer.  The Company immediately commenced acting as its own stock transfer agent and will continue acting in such capacity until further notice. All inquiries regarding transfers of the Company’s common stock should be directed to the Company’s Chief Executive Officer, Benjamin C. Croxton.

The Company also is announcing that it has obtained a clerk’s default against defendant, David L. Weintraub (“Weintraub”) in its lawsuit styled World Energy Solutions, Inc. v. David Weintraub, et al., No. 06-8968-CI-20 (Cir. Ct. Pinellas Cty.) (the “Litigation”).  The Court had previously denied Weintraub’s motion to vacate the default and on July 16, 2007, the Court entered an order denying Weintraub’s motion for rehearing regarding the earlier motion to vacate.  The Company is suing Weintraub and others and has alleged various claims including fraud in the inducement, conspiracy to defraud and breach of contract.

On July 13, 2007, the Company’s Board of Directors executed a resolution concluding that shares of Company common stock previously issued to Litigation defendants Rachel Steele, Rajax, Inc. and Daniel Witherspoon III, were procured by such defendants through fraud and without tendering promised consideration.  The Company determined that in order to protect the integrity of its capital structure, its legitimate shareholders and the public market for its securities that it is appropriate to cancel the remaining shares held by such individuals and entity.  The Company is hereby publishing notice that it has cancelled the following Company stock certificates and shares represented thereby:

Certificate  #  4139 (800,000 shares)

Certificate  #  4144 (500,000 shares)

Certificate  #  4145 (500,000 shares)

Certificate  #  5065 (500,000 shares)

Certificate  #  5066 (500,000 shares)

Certificate  #  5067 (434,500 shares)

Certificate  #  5122 (298,551 shares)

Certificate  #  5162 (429,500 shares)

Certificate  #  5197 (410,000 shares)

Certificate  #  5220 (7,000 shares)

Certificate  #  5226 (70,000 shares)

Accordingly, the aforementioned Company stock certificates and the shares of Company common stock represented thereby are cancelled, are null and void and may not be transferred, sold or hypothecated by any person or entity and the Company will not honor any transfer request regarding the above referenced shares of its common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD ENERGY SOLUTIONS, INC.

By:

/s/:  Benjamin C. Croxton

Benjamin C. Croxton, Chief Executive Officer

DATED:  July 17, 2007.

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